May 13, 2009

Dear Piedmont Stockholder,

You are receiving this letter as a result of your request to redeem shares of Piedmont. By the end of May 2009, you should receive a check for some, if not all, of your requested share redemption proceeds. As you are aware, the board of directors reopened the share redemption program ("SRP") upon the completion of the latest determination of the net asset value per share. There are three types of redemption requests, which include requests due to Required Minimum Distributions ("RMD") from individual retirement accounts under the U.S. tax code, requests due to the death of a stockholder, and requests due to other redemption needs ("Ordinary Redemption Requests") where the stockholder has held the shares for over one year.

Piedmont's board of directors set aside $100 million for redemptions pursuant to the SRP in 2009 and reserved up to 30% of these proceeds for stockholders asking for redemptions due to death and RMD. Shares may be redeemed under the current program at the lower of stockholder cost (net of the special $1.62 capital distribution in 2005, if applicable) or $7.03 per share, which is equal to our current dividend reinvestment price.

Death and RMD Requests

We have been able to honor all death and RMD requests received to date. The SRP for deaths and RMD remains open for further redemptions in 2009, subject to the availability of proceeds for redemption.

Ordinary Redemption Requests

Our transfer agent received an unprecedented number of Ordinary Redemptions Requests upon reopening the SRP in April 2009. We believe this large number of requests is a reflection of the economic uncertainties facing all of us and due to Piedmont being one of only a few non-traded REITs with an open redemption program. As we have previously disclosed, since the redemption requests exceed the amount available, the board has exercised its discretion to allocate the amount of shares redeemed based upon a maximum amount of proceeds per stockholder requesting redemption. Based on the requests received, we are able to redeem up to 2,000 shares or $14,060 of each Ordinary Redemption Request.

The SRP as it relates to Ordinary Requests is now closed for the remainder of the year. If you had a 2009 Ordinary Redemption Request for an amount greater than $14,060, based upon the 2009 redemption terms, the unredeemed portion of your request will remain on file with our transfer agent unless you cancel the request. Should the board of directors determine to reopen the SRP for Ordinary Redemption Requests in the future, the unredeemed portion of your request will be processed under the terms of the SRP that exist when the SRP is reopened.

Questions

Since inception, Piedmont has repurchased approximately $950 million of shares from its stockholders. According to a recent study by Robert A. Stanger & Associates, a widely-recognized expert in the non-traded REIT industry, Piedmont's share redemption program has been the largest and most widely used redemption program in the non-traded REIT industry. If you have any questions about your forthcoming redemption check or the redemption program, please contact an Investor Services Specialist via email at investor.services@piedmontreit.com or by calling toll-free 1-800-557-4830.

Sincerely,

/s/ Robert E. Bowers

Robert E. Bowers

Corporate Secretary